Exhibit 99.1

          InterDigital Announces Third Quarter 2006 Financial Results

          Growth in Recurring Royalties and Nokia Revenue Drive Strong
                                  Profitability

       Free Cash Flow of Approximately $300 Million for First Nine Months

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Nov. 1, 2006--InterDigital Communications Corporation (NASDAQ:IDCC), today announced results for the third quarter and nine months ended September 30, 2006. Highlights for the third quarter include:

    --  Revenue of $67.2 million

    --  Net income of $21.7 million, or $0.40 per diluted share

    -- $134 million (plus interest and additional royalties) arbitration award related to a patent license dispute with Samsung

    --  Cash and short-term investments totaling $304.2 million

    --  Repurchase of 1.8 million shares of the company's common stock

    "These successes have allowed us to continue to build shareholder value," commented William J. Merritt, President and Chief Executive Officer. "Our track record of producing solid earnings and positive cash flow demonstrates the continuing maturation of our 3G technology business. Furthermore, the strength of our patent licensing program was confirmed by the receipt of a substantial arbitration award related to our patent dispute with Samsung."

    Mr. Merritt added, "We also made positive strides in our dual-mode 2G/3G ASIC programs as we completed the agreement to license Infineon's 2G Layer 1 technology. We are on target to receive ASIC samples from the foundry in summer 2007. Based on successful interoperability testing with major infrastructure vendors, we believe our dual-mode 2G/3G HSDPA/HSUPA modem offering will be highly competitive. Accordingly, in parallel with the development effort, we have been reaching out to terminal unit vendors to begin a sales dialogue around the InterDigital solution."

    The company has recently been recognized by two industry organizations for its achievements in licensing and intellectual property management. InterDigital was named a 2006 recipient of the Licensing Achievement Award from the Licensing Executives Society, joining the ranks of prior winners such as Pfizer and Stanford University. Additionally, InterDigital was included as an inaugural member of the Ocean Tomo 300(TM) Patent Index, announced by Ocean Tomo and the American Stock Exchange on October 24, 2006. The index is based on the value of intellectual property and represents a diversified portfolio of companies that own the most valuable patents relative to their book value, including companies such as 3M and IBM.

    Third Quarter Summary

    The company's net income increased to $21.7 million, or $0.40 per diluted share, in third quarter of 2006 from $6.5 million, or $0.11 per diluted share in third quarter of 2005. Included in this quarter's net income is approximately $8.1 million after tax, or $0.15 per diluted share, related to the resolution of patent licensing matters with Nokia.

    During third quarter 2006, the company generated $5.8 million of free cash flow(1) due largely to the receipt of $14.8 million of royalty prepayments primarily from two existing patent licensees, offset, in part, by investments in product and patent related initiatives.

    Revenue in third quarter 2006 increased to $67.2 million from $48.5 million in third quarter of 2005. Third quarter 2006 revenue included $54.7 million of recurring patent license royalties and technology solution sales, and $12.5 million related to Nokia. Recurring patent license royalties in third quarter 2006 increased 58 percent to $53.5 million from $33.8 million in third quarter 2005, due largely to a new agreement signed subsequent to third quarter 2005 with LG Electronics Inc. (LG) and new or higher contributions from other existing licensees. Technology solution revenue decreased to $1.2 million in third quarter 2006 from $4.5 million in third quarter 2005 due to the completion in first quarter 2006 of deliverables under an agreement with General Dynamics supporting a program for the U.S. military. Licensees that accounted for 10 percent or more of the $54.7 million of recurring patent license royalties and technology solution sales were LG (27 percent), NEC Corporation of Japan (17 percent) and Sharp Corporation of Japan (17 percent).

    Third quarter 2006 operating expenses of $36.8 million decreased 4 percent compared to third quarter 2005. This decrease primarily resulted from lower costs in three areas. Patent litigation and arbitration costs declined to $5.2 million in third quarter 2006 from $7.9 million in third quarter 2005 due to a decrease in activity levels in third quarter 2006. The company's long-term compensation costs decreased $1.2 million, reflecting the absence of overlapping cycles. In addition, the company recognized $0.8 million of repositioning charges in third quarter 2005. These decreases were offset, in part, by increases in third quarter 2006 costs related to product development initiatives, patent amortization and depreciation, and consultant compensation.

    Net interest and investment income of $4.1 million in third quarter 2006 increased $3.3 million over third quarter 2005 due to both higher investment balances and higher rates of return in third quarter 2006.

    The company's third quarter 2006 tax expense consisted of a 36 percent provision for federal income taxes plus $0.4 million related to the amortization of foreign deferred tax assets related to non-U.S. withholding taxes made in prior years. Third quarter 2005 tax expense of $4.4 million included a federal tax provision of $4.0 million and $0.4 million related to non-U.S. withholding taxes.

    Nine Months Summary

    Net income for first nine months 2006 increased to $205.0 million, or $3.65 per diluted share, from $9.7 million, or $0.17 per diluted share, in first nine months 2005. Approximately $162.2 million or $2.83 per diluted share of the 2006 net income is related to the resolution of patent licensing matters with Nokia and Panasonic.

    For first nine months 2006, revenue increased to $415.4 million from $122.6 million in first nine months 2005. This increase was driven by $240.5 million and $12.0 million related to the resolution of matters with Nokia and Panasonic, respectively, a new agreement signed following third quarter 2005 with LG and higher contributions from other existing patent licensees.

    During first nine months 2006, the company generated $294.6 million of free cash flow. This free cash flow was driven, in large part, by patent license payments from Nokia and LG totaling $319.7 million, net of source withholding taxes, offset, in part, by estimated federal tax payments and investments in product and patent related initiatives.

    Operating expenses for first nine months 2006 of $105.6 million decreased 1 percent compared to the first nine months 2005. This decrease is related to lower costs associated with patent litigation and arbitration, long-term compensation, executive severance and repositioning activities offset, in part, by higher costs associated with commissions, product development initiatives and patent amortization.

    Net interest and investment income of $9.5 million in first nine months 2006 increased $7.3 million over first nine months 2005 due to both higher investment balances and higher rates of return in first nine months 2006.

    The company's first nine months 2006 tax expense consisted of a 35 percent provision for federal income taxes plus $2.2 million of non-U.S. withholding taxes. First nine months 2005 tax expense of $8.1 million included non-cash charges for both federal income taxes and non-U.S. withholding taxes of $5.9 million and $2.2 million, respectively.

    Fourth Quarter 2006

    Consistent with the company's practice, revenue guidance for fourth quarter 2006 will be provided following the receipt and review of applicable royalty reports. The company will also update its forecasts on anticipated revenue from work associated with technology solution agreements.

    Rich Fagan, Chief Financial Officer commented, "We currently anticipate that fourth quarter 2006 operating expenses, excluding patent arbitration or litigation costs, will grow by 7 percent to 12 percent sequentially compared to third quarter 2006, principally reflecting investments in outside services associated with meeting our schedule to have engineering samples of our 2G/3G ASIC by summer 2007. We also currently expect that our patent arbitration and litigation costs in fourth quarter 2006 will be between $5 million and $7 million as we continue to invest whatever is necessary for this critical activity. Lastly, we expect that our book tax rate for the fourth quarter of 2006 will approximate 35 percent to 37 percent."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the Company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to our operating expenses (excluding patent arbitration and litigation costs), patent arbitration and litigation costs, book tax rate and general prospects for fourth quarter 2006, the competitiveness of our modem offering and the timeline for receipt of ASIC samples. Words such as "optimistic," "will," "expect," "anticipate" or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including those identified in this press release as well as the following: (i) changes in expenses, related to our technology offerings and operations; (ii) potential difficulties in the production of ASIC samples; (iii) changes in the technology preferences or needs of strategic partners or our prospective customers; (iv) changes in the availability of competitive technologies; (v) the resolution of current legal proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings; and (vi) changes in our expectations of the amount and composition of full-year taxable income, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

    (1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.



             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------
                  For the Periods Ended September 30
             (Dollars in thousands except per share data)
                             (unaudited)


                           For the Three Months  For the Nine Months
                            Ended September 30,   Ended September 30,
                           -------------------------------------------
                             2006       2005       2006       2005
                           -------------------------------------------
REVENUES                     $67,175    $48,538   $415,398   $122,636
                           ---------- ---------- ---------- ----------

OPERATING EXPENSES:
  Sales and marketing          1,671      1,798      5,056      5,615
  General and
   administrative              5,045      5,420     15,761     17,898
  Patents administration
   and licensing              13,299     14,695     36,085     36,022
  Development                 16,805     15,610     48,702     46,704
  Repositioning                    -        849          -        849
                           ---------- ---------- ---------- ----------
                              36,820     38,372    105,604    107,088
                           ---------- ---------- ---------- ----------

  Income from operations      30,355     10,166    309,794     15,548

NET INTEREST & OTHER
 INVESTMENT INCOME             4,082        779      9,504      2,246
                           ---------- ---------- ---------- ----------

  Income before income
   taxes                      34,437     10,945    319,298     17,794

INCOME TAX PROVISION         (12,780)    (4,419)  (114,339)    (8,139)
                           ---------- ---------- ---------- ----------

NET INCOME APPLICABLE TO
 COMMON SHAREHOLDERS         $21,657     $6,526   $204,959     $9,655
                           ========== ========== ========== ==========

NET INCOME PER COMMON
 SHARE - BASIC                 $0.41      $0.12      $3.81      $0.18
                           ========== ========== ========== ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING
 - BASIC                      52,209     53,611     53,788     54,097
                           ========== ========== ========== ==========

NET INCOME PER COMMON
 SHARE - DILUTED               $0.40      $0.11      $3.65      $0.17
                           ========== ========== ========== ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING
 - DILUTED                    54,543     57,089     56,189     57,663
                           ========== ========== ========== ==========




                          SUMMARY CASH FLOW
----------------------------------------------------------------------
                  For the Periods Ended September 30
                        (Dollars in thousands)
                             (unaudited)

                           For the Three Months  For the Nine Months
                            Ended September 30,   Ended September 30,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           --------------------- ---------------------

Net income before income
 taxes                       $34,437    $10,945   $319,298    $17,794
Taxes Paid                         -       (370)   (51,488)      (755)
Depreciation &
 amortization                  6,352      5,357     15,974     16,086
Increase in deferred
 revenue                      14,809     11,000    301,024     46,105
Deferred revenue
 recognized                  (47,180)   (14,852)  (148,116)   (43,647)
Increase (decrease) in
 operating working
 capital, deferred charges
 and other                     4,321      5,285   (120,756)     2,001
Capital spending & patent
 additions                    (6,926)    (4,931)   (21,382)   (16,549)
                           ---------- ---------- ---------- ----------
  FREE CASH FLOW               5,813     12,434    294,554     21,035

Asset acquisition                  -          -          -     (8,050)
Tax benefit from stock
 options                       4,104          -     18,421          -
Debt decrease                    (87)       (82)      (259)      (243)
Repurchase of common stock   (50,037)         -   (150,104)   (34,085)
Proceeds from exercise of
 stock options                 7,540      1,842     35,856      3,752
                           ---------- ---------- ---------- ----------
  NET (DECREASE) INCREASE
   IN CASH AND SHORT-TERM
   INVESTMENTS              $(32,667)   $14,194   $198,468   $(17,591)
                           ========== ========== ========== ==========




                       CONDENSED BALANCE SHEET
----------------------------------------------------------------------
                        (Dollars in thousands)
                             (unaudited)

                                  September 30, 2006 December 31, 2005
                                  ------------------ -----------------
Assets
----------------------------------
Cash & short-term investments              $304,176          $105,708
Accounts receivable                         110,579            19,534
Current deferred tax assets                  26,690            42,103
Other current assets                         22,742             8,370
Property & equipment and Patents
 (net)                                       81,953            70,176
Long-term deferred tax assets and
 non-current assets                          42,257            53,646
                                  ------------------ -----------------
TOTAL ASSETS                               $588,397          $299,537
                                  ================== =================

Liabilities and Shareholders'
 Equity
----------------------------------
Current portion of long-term debt              $370              $350
Accounts payable & accrued
 liabilities                                 48,433            30,129
Current deferred revenue                     88,059            20,055
Long-term deferred revenue                  156,097            71,193
Long-term debt & long-term
 liabilities                                  5,808             3,496
                                  ------------------ -----------------
TOTAL LIABILITIES                           298,767           125,223

SHAREHOLDERS' EQUITY                        289,630           174,314
                                  ------------------ -----------------

TOTAL LIABILITIES & SHAREHOLDERS'
 EQUITY                                    $588,397          $299,537
                                  ================== =================




The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

This release includes a summary cash flow statement that results in the change in both the company's cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

                                   For the Three      For the Nine
                                    Months Ended       Months Ended
                                    September 30,      September 30,
                                  ----------------- ------------------
                                   2006     2005      2006     2005
                                  -------- -------- --------- --------

Net cash provided by operating
 activities                       $12,621  $17,584  $315,841  $37,633
Purchases of property and
 equipment                         (2,845)    (995)   (7,329)  (4,006)
Patent additions                   (4,081)  (3,936)  (14,053) (12,543)
Unrealized (loss) gain on short
 term investments                     118     (219)       95      (49)
                                  -------- -------- --------- --------
Free cash flow                     $5,813  $12,434  $294,554  $21,035
                                  ======== ======== ========= ========


    InterDigital is a registered trademark of InterDigital
Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com